Exhibit 99.1

N2OFF Inc. and Solterra Announce Potential to Increase Capacity in Solar PV Joint Venture Project

Solterra reported that, following a thorough review of the approval, the allocation is approximately 10% greater than originally anticipated.

Neve Yarak, Israel, September 11, 2024 (GLOBE NEWSWIRE) — N2OFF, Inc.\ (NASDAQ: NITO) (FSE:80W) (“N2OFF” and the “Company”), a clean tech company engaged in sustainable solutions for energy and innovation for the agri- tech, released today an update regarding its Solar PV Joint Venture Project with Solterra Renewable Energy Ltd. (“Solterra”). Following receiving the required approval to connect to the power grid of a regional energy service provider in Meltz, Germany, Solterra sent the Company an additional report that indicates possible avenues to potentially increase the project’s value.

The current project design requires a grid connection of 97 MW to deliver an aggregate capacity of 111 MWp. The approved grid connection capacity exceeds such requirement by approximately 10%, providing two potential pathways to maximize the value: (i) increasing the project’s capacity by up to 10%; or (ii) incorporating battery storage solutions.

The Company and Solterra are currently examining both potential pathways in hopes of determining which could enhance the project’s overall efficiency and profitability.

While further examination is required to assess the viability of these pathways and to determine which could be more profitable, we believe the increased capacity adds significant potential value to the project, even if these pathways are not immediately pursued. Such potential includes a higher overall valuation of the project in the event it is sold.

David Palach, N2OFF’s CEO, added “We are excited by the possible potential this additional grid capacity could provide. We are committed to exploring these options to increase the project value and will continue in our efforts to maximize this opportunity.”

About N2OFF Inc:

N2OFF, Inc. (formerly known as Save Foods, Inc.) is a clean tech company engaged in sustainable solutions for energy and innovation for the agri- tech. Through its operational activities it delivers integrated solutions for sustainable energy, greenhouse gas emissions reduction and safety, quality solutions for the agri- tech market. NTWO OFF Ltd., N2OFF’s majority-owned Israeli subsidiary, aims to contribute in tackling greenhouse gas emissions, offering a pioneering solution to mitigate nitrous oxide (N2O) emissions, a potent greenhouse gas with 310 times the global warming impact of carbon dioxide. NTWO OFF Ltd., aims to promote agricultural practices that are both environmentally friendly and economically viable. N2OFF recently entered the solar PV market and will provide funding to Solterra Renewable Energy Ltd. for the current project in the total Capacity of 111 MWp, as well as potential future projects. Save Foods Ltd., N2OFF’s majority-owned Israeli subsidiary, focuses on post-harvest treatments in fruit and vegetables to control and prevent pathogen contamination. N2OFF also has a minority ownership in Plantify Foods, Inc., a Canadian company listed on the TSXV that offers a wide range of clean-label healthy food options. For more information on Save Foods Ltd. and NTWO OFF Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including the success of our collaboration with Solterra, entry into future projects, our ability to successfully enter the solar PV sector, the profitability of such industry, and the potential added value of the increased capacity. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on April 1, 2024, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contacts:

Michal Efraty

michal@efraty.com